Exhibit 10.15

TENON MEDICAL, INC.

EMPLOYMENT AGREEMENT

This Agreement is entered into as of June 1, 2021 (the “Effective Date”) by and between Tenon Medical, Inc. (the “Company”), and Steven M. Foster (“Executive”).

RECITALS

WHEREAS, Executive has executed the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement on or before the Effective Date in favor of the Company (the “Confidential Information Agreement”); and

WHEREAS, Executive and Company wish to enter into this Agreement to memorialize the other terms of Executive’s employment with the Company as of the Effective Date.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.             Duties and Scope of Employment.

(a)       Positions and Duties. Executive will serve as the President and Chief Executive Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)       Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company during normal business hours. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration, other than those which he is currently engaged, without the prior approval of the Board.

2.             At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3.             Compensation.

(a)       Base Salary. During the Employment Term, the Company will pay Executive an initial annual salary of $300,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b)       Bonus Opportunity. In addition, Executive shall be eligible to receive an annual cash bonus up to $120,000 upon completion of mutually agreed upon milestones to be determined by the Board and Executive following the Effective Date (the “Bonus Opportunity”). Any such bonus will be payable as soon as practicable after it is earned, but in no event later than March 15 of the year following the calendar year in which such bonus is earned.

(c)       Option. The grant of an option to purchase 225,000 shares of the Company’s Common Stock granted on May 1, 2021 (the “Option”) will continue to vest pursuant to its terms. Upon the close of an initial public offering or just prior to a change of control (only if change of control occurs prior to an IPO) the Company will provide an additional one-time option grant to maintain Executive’s ownership position at 4% of the fully diluted outstanding equity.

4.             Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. The Company will reimburse Executive for health benefit premiums until such time as the Company adopts its own benefits programs.

5.             Vacation. Executive will be entitled to paid vacation in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by Executive and the Board. Executive will also participate in paid company holidays in accordance with the Company’s approved holiday schedule.

6.             Expenses. The Company will reimburse Executive for reasonable travel, entertainment, customary home office, cell phone or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.             Severance.

(a)       Termination for other than Cause, Death or Disability or Resignation for Good Reason. If (i) the Company terminates Executive’s employment with the Company other than for Cause, death or disability, or (ii) Executive resigns from his employment with the Company for Good Reason, then, subject to Section 9, Executive will be entitled to (A) receive continuing payments of severance pay at a rate equal to his Base Salary rate, as then in effect (or, in the event of Resignation for Good Reason pursuant to the event described in Section 10(d)(ii) hereof, a rate equal to his Base Salary rate, as in effect immediately prior to such event), for twelve (12) months from the date of such termination in accordance with the Company’s normal payroll policies; and (B) if Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (1) a period of twelve (12) months from the last date of employment of the Executive with the Company, or (2) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. However, if the Company determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his or her group health coverage in effect on the date of his or her termination of employment (which amount will be after taxes and based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such payment or any further reimbursements for COBRA premiums.

(b)       Termination for Cause, Death or Disability; Resignation without Good Reason. If Executive’s employment with the Company terminates voluntarily by Executive (except upon resignation for Good Reason), for Cause by the Company or due to Executive’s death or disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

8.             Change in Control Benefits. Upon the closing of a Change in Control, subject to Executive’s continued employment through such date, Executive shall receive (i) accelerated vesting of the Option as to 100% of the then unvested and outstanding portion of the Option, and (ii) a lump sum cash payment of one year of Base Salary and Bonus Opportunity then in effect, subject to applicable withholdings and payable within ten (10) business days following the closing of such Change in Control.

9.             Conditions to Receipt of Severance; No Duty to Mitigate.

(a)       Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 7 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company and provided that such separation agreement and release of claims becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the release of claims does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the release of claims becomes effective and irrevocable. Except as required by Section 9(c), any installment payments that would have been made to Executive during the sixty (60) day period immediately following his separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in the Agreement.

(b)           Non-Solicitation. The receipt of any severance benefits pursuant to payable hereunder will be subject to Executive not violating the provisions of Section 12. In the event Executive breaches the provisions of Section 12, all continuing payments and benefits to which Executive may otherwise be entitled hereunder will immediately cease.

(c)           Section 409A.

(i)       Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.

(ii)       Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii)       Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iv)       Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(v)       The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(d)           Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 7 will be subject to Executive continuing to comply with the terms of Confidential Information Agreement (as defined above).

(e)           No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

10.           Definitions.

(a)           Benefit Plans. For purposes of this Agreement, “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and/or Executive’s eligible dependents with medical, dental, and/or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to senior executives of the Company at any applicable time during the period Executive is entitled to receive severance pursuant to Section 7(a). The Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by (i) reimbursing Executive’s premiums under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) after Executive has properly elected continuation coverage under COBRA (in which case Executive will be solely responsible for electing such coverage for his eligible dependents), or (ii) providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump-sum payment which is, on an after-tax basis, sufficient to provide Executive and Executive’s eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive’s eligible dependents.

(b)           Cause. For purposes of this Agreement, “Cause” is defined as (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Executive’s gross misconduct, (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) Executive’s continued failure to perform his employment duties after Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within 30 business days after receiving such notice.

(c)           Change in Control. For purposes of this Agreement, “Change in Control” of the Company is defined as:

(i)       Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change in Control; or

(ii)       Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)       Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 10(c), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(d)           Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(e)           Fully-Diluted Capitalization. For purposes of this Agreement, “Fully-Diluted Capitalization” means the total number of shares of outstanding Company common stock or Company common stock issuable upon the conversion of any shares of outstanding Company preferred stock, or any shares of Company common stock issuable upon the exercise of any outstanding stock options or conversion of shares of Company preferred stock subject to any outstanding stock purchase warrants, but does not mean shares reserved but unissued under the Company’s equity incentive plans.

(f)           Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent: (i) the material reduction of Executive’s authority, duties or responsibilities; (ii) a material reduction of Executive’s base compensation; or (iii) the relocation of Executive to a facility or a location of fifty (50) miles or more from Executive’s then current office location. Executive’s resignation will not be deemed to be for Good Reason unless Executive has first provided the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice, and such condition has not been cured during such period.

(g)           Section 409A. For purposes of this Agreement, “Section 409A” means Section 409A of the Code and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

(h)           Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

11.           Confidential Information. Executive shall continue to be bound by the Confidential Information Agreement during the term of his employment hereunder.

12.           Non-Solicitation. Until the date one (1) year after the termination of Executive’s employment with the Company for any reason, Executive agrees not, either directly or indirectly, to solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of the Company (or any parent or subsidiary of the Company) or cause an employee to leave his employment either for Executive or for any other entity or person. Executive represents that he (i) is familiar with the foregoing covenant not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

13.           Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

14.           Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Tenon Medical, Inc.

2110 Omega Road, Suite F

San Ramon CA 94583

If to Executive, at the last residential address known by the Company.

15.           Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

16.           Integration. This Agreement, together with the Plan and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

17.           Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18.           Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19.           Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20.           Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

21.           Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22.           Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

TENON MEDICAL, INC.

By: Rich Ferrari

Title: Executive Chairman

EXECUTIVE:

Name: Steven M. Foster

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